Exhibit 99(n)(1)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 16, 2023, with respect to the financial statements of T. Rowe Price OHA Select Private Credit Fund (the Company), and our report dated March 31, 2023 on the senior securities table of the Company, included herein, and to the references to our firm under the headings “Senior Securities”, and “Experts” in the Form N-2.

/s/ KPMG LLP

Fort Worth, Texas
August 21, 2023